Exhibit 10.19

ARIS WATER SOLUTIONS, INC.

2021 EQUITY INCENTIVE PLAN

NOTICE OF GRANT OF AWARD OF RESTRICTED STOCK UNITS

Notice of Grant

Aris Water Solutions, Inc. (the “Company”) hereby grants to the Participant named below the number of Restricted Stock Units specified below (the “Award”).  Each Restricted Stock Unit represents the right to receive one share of the Company’s Class A common stock, par value $0.01 per share (the “Common Stock”), upon the terms and subject to the conditions set forth in this Grant Notice, the Aris Water Solutions, Inc. 2021 Equity Incentive Plan (the “Plan”), the Restricted Stock Unit Award Agreement (the “Award Agreement”) promulgated under such Plan and the Restrictive Covenants attached hereto as Exhibit A (the “Restrictive Covenants”), each as amended from time to time.  This Award is granted pursuant to the Plan and is subject to and qualified in its entirety by the Award Agreement.

Participant Name:

Grant Date:

Vesting Commencement Date:

Number of Restricted Stock Units:

Vesting Schedule:

Except as otherwise provided in the Award Agreement the Restricted Stock Units shall vest on the dates as described below:

Vesting DateNumber of Units

XXXXXXXX

XXXXXXXX;

provided that the Participant shall not have experienced a Termination of Employment from the Grant Date through each such vesting date.  If the Participant experiences a Termination of Employment for any or no reason before the Participant vests in any portion of the Restricted Stock Units, the unvested Restricted Stock Units will immediately terminate.  However, notwithstanding anything herein to the contrary, the vesting of the Restricted Stock Units shall be subject to any vesting acceleration provisions applicable to the Restricted Stock Units contained in the Plan, the Award Agreement and/or any employment or service agreement, offer letter, severance agreement, or any other agreement between the Participant and the Company or any Affiliate or Subsidiary (such agreement, a “Separate Agreement”).

Agreements

By your signature and the Company’s signature below, you and the Company agree that this Award is granted under and governed by the terms of the Plan and the Award Agreement, all of which are attached hereto and incorporated herein by this reference, and that your receipt of the Award and retention of the shares subject to the Award shall be subject to the terms of the Restrictive Covenants.  Capitalized terms used but not defined herein shall have the meanings given to them in the Plan or the Award Agreement, as the case may be.

You further acknowledge that your rights to any Restricted Stock Units will be earned and become vested only as you provide services to the Company over time and that nothing herein or in the attached documents confers upon you any right to continue your employment or other service relationship with the Company or any Affiliate or Subsidiary for any period of time, nor does it interfere in any way with your right or the Company’s (or any Affiliate’s or Subsidiary’s) right to terminate that relationship at any time, for any reason or no reason, with or without Cause, and with or without advance notice, except as may be  required by the terms of a Separate Agreement or in compliance with applicable law.

“COMPANY”	“PARTICIPANT”

Aris Water Solutions, Inc.

Name:
Title:	Name

Signature

Address

Address

ARIS WATER SOLUTIONS, INC.

2021 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Award Agreement is made and entered into by and between Aris Water Solutions, Inc., a Delaware corporation (“Company”), and the Participant identified in the Notice of Grant of Award of Restricted Stock Units (“Grant Notice”) which is attached hereto (the “Participant”).

1.Grant of Restricted Stock Units.  The Company hereby grants to the Participant named in the Grant Notice an award of Restricted Stock Units, subject to all of the terms and conditions in this Award Agreement and the Plan, which are incorporated herein by reference.  Restricted Stock Units issued pursuant to a Grant Notice and this Award Agreement are referred to in this Agreement as “Restricted Stock Units” or “RSUs.”

2.Company’s Obligation to Pay; Settlement.  Each Restricted Stock Unit represents the right to receive payment as soon as practicable following, and in all events within sixty (60) days following, the date it vests in the form of one share of the Company’s Common Stock (each, a “Share” and collectively, the “Shares”).  The Participant will have no right to payment of any Shares on any Restricted Stock Units unless and until the Restricted Stock Units have vested in the manner set forth in the Grant Notice and this Award Agreement.  Prior to actual payment of a Share on any vested Restricted Stock Unit, such Restricted Stock Unit will represent an unsecured obligation of the Company, for which there is no trust and no obligation other than to issue Shares as contemplated by this Award Agreement and the Plan.

3.Vesting of Award.  The Award shall not be vested as of the Grant Date set forth in the Grant Notice and shall be forfeitable unless and until otherwise vested pursuant to the terms of the Grant Notice and this Award Agreement.  After the Grant Date, subject to termination or acceleration as provided in this Award Agreement or any Separate Agreement, the Award shall become vested as described in the Grant Notice with respect to that number of Restricted Stock Units as set forth in the Grant Notice.  Restricted Stock Units that have vested and are no longer subject to forfeiture are referred to herein as “Vested RSUs.”  Restricted Stock Units awarded hereunder that are not vested and remain subject to forfeiture are referred to herein as “Unvested RSUs.”  Except as set forth in Section 4 below, upon the Participant’s Termination of Employment, any then Unvested RSUs held by the Participant shall be forfeited and canceled as of the date of such termination.

4.Terminations of Employment; Change in Control.

(a)	Change in Control. Unless otherwise provided in a Separate Agreement, upon the occurrence of a Change in Control, the provisions of Section 16(c) of the Plan shall control.

(b)

Death; Disability; Termination without Cause.  Except as otherwise provided under Section 4(a), if the Participant’s Termination of Employment is as a result of the Participant’s death or Disability or a termination by the Company without Cause, subject to the Participant’s (or the Participant’s personal representative’s) execution and nonrevocation of a general release of claims in a form provided by the Company, the Pro-Rata Amount (as defined below) shall become Vested RSUs effective as of the date of such Termination of Employment. As used herein, “Pro-Rata Amount” means a number of Unvested RSUs equal to (i)(A) the total number of RSUs granted hereunder, multiplied by (B) a fraction, the numerator of which is the number of whole months between the Vesting Commencement Date and the Termination Date and the denominator of which is the number of whole months between the Vesting Commencement Date and the final vesting date set forth in the Grant Notice, minus (ii) the number of RSUs that became Vested RSUs prior to the Termination Date.

(c)

Other Terminations.  Upon the Participant’s Termination of Employment for any other reason not set forth in Section 4(a) or 4(b), any then Unvested RSUs held by the Participant shall be forfeited and canceled, for no consideration, as of the Termination Date.

(d)

Restrictive Covenants.  Notwithstanding anything else herein to the contrary, in the event of the Participant’s breach of the Restrictive Covenants during the Restricted Period (as defined in the Restrictive Covenants), (i) all then Unvested RSUs held by the Participant shall be forfeited and canceled, for no consideration, as of the date of such breach and (ii) the Participant shall immediately return to the Company the shares of Common Stock or an amount equal to the pre-tax income derived from any disposition of the shares of Common Stock issued in settlement of any Vested RSUs.

5.Restrictions on Resales.  The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued pursuant to Vested RSUs, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant and other holders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

6.Rights as a Stockholder.  The Participant shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any RSUs unless and until shares of Common Stock settled for such RSUs shall have been issued by the Company to the Participant (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).  Notwithstanding the foregoing, from and after the Grant Date and until the earlier of (a) the time when the RSUs are settled in accordance with the terms hereof or (b) the time when the Participant’s right to receive Common Stock upon payment of RSUs is forfeited, on the date that the Company pays any cash dividend to holders of Common Stock generally, the Participant shall receive a cash payment equal to the dollar amount of the cash dividend paid per share of Common Stock on such date multiplied by the total number of RSUs then outstanding under this Award.

7.Withholding Taxes.  To the extent required by applicable federal, state, local or foreign law, the Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise by reason of the grant or vesting of the RSUs.  The Company shall not be required to issue shares or to recognize the disposition of such shares until such obligations are satisfied.  The Participant acknowledges that the Company shall have the right to deduct any taxes required to be withheld by law in connection with the settlement of Vested RSUs from any amounts payable by it to the Participant (including, without limitation, future cash wages).

8.Non-Transferability of Award.  The Participant understands, acknowledges and agrees that, except as otherwise provided in the Plan or as permitted by the Committee, the Award may not be sold, assigned, transferred, pledged or otherwise directly or indirectly encumbered or disposed of other than by will or the laws of descent and distribution.

9.Other Agreements Superseded.  The Grant Notice, this Award Agreement, the Plan, the Restrictive Covenants and any Separate Agreement, if applicable, constitute the entire understanding between the Participant and the Company regarding the Award.  Any prior agreements, commitments or negotiations concerning the Award are superseded.

10.Limitation in Interest in Shares Subject to Restricted Stock Units.  Neither the Participant (individually or as a member of a group) nor any beneficiary or other person claiming under or through the Participant shall have any right, title, interest, or privilege in or to any shares of Common Stock allocated or reserved for the purpose of the Plan or subject to the Grant Notice or this Award Agreement except as to such shares of Common Stock, if any, as shall have been issued to such person in connection with the Award.  Nothing in the Plan, in the Grant Notice, this Award Agreement or any other instrument executed pursuant to the Plan shall confer upon the Participant any right to continue in the Company’s employ or service nor limit in any way the Company’s (or any Affiliate’s or Subsidiary’s) right to terminate the Participant’s employment or other service at any time for any reason.

11.No Liability of Company.  The Company and any Affiliate or Subsidiary which is in existence or hereafter comes into existence shall not be liable to the Participant or any other person as to: (a) the non-issuance or sale of shares of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any shares hereunder; and (b) any tax consequence expected, but not realized, by the Participant or other person due to the receipt or settlement of any Restricted Stock Units granted hereunder.

12.Clawback.  The Restricted Stock Units and any shares of Common Stock issued pursuant to the Vested RSUs will be subject to recoupment in accordance with any clawback policy adopted by the Company. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company. By accepting the Award, the Participant is agreeing to be bound by any such clawback policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion.

13.General.

(a)  Governing Plan Document.  The Award is subject to all the provisions of the

Plan, the provisions of which are hereby made a part of the Award, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan.

(b)  Governing Law.  This Award Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflicts of law.

(c)  Electronic Delivery.  By executing the Grant Notice, the Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and its Affiliates or Subsidiaries, the Plan, the Award and the Common Stock via Company web site or other electronic delivery.

(d)  Notices.  Any notice required or permitted to be delivered under this Award Agreement shall be in writing (which shall include electronic transmission) and shall be deemed received (i) the business day following electronic verification of receipt if sent electronically, (ii) upon personal delivery to the party to whom the notice is directed, or (iii) the business day following deposit with a reputable overnight courier (or the second business day following deposit in the case of an international delivery).  Notice shall be addressed to the Company at its principal executive office and to the Participant at the address that he or she most recently provided to the Company.  The recipient may acknowledge actual receipt at a time earlier than the deemed receipt set forth herein or by a means other than that set forth herein.

(e)  Successors/Assigns.  This Award Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

(f)  Severability.  If one or more provisions of this Award Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Award Agreement, and the balance of the Award Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.  The parties agree to replace such illegal, void, invalid or unenforceable provision of this Award Agreement with a legal, valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such illegal, void, invalid or unenforceable provision.

EXHIBIT A

RESTRICTIVE COVENANTS

In partial consideration for the Award granted pursuant to the Grant Notice to which these restrictive covenants (these “Restrictive Covenants”) are attached, the Participant hereby confirms the Participant’s agreement as follows:

1.GENERAL

The Participant’s employment by the Company is in a capacity in which he or she may have access to, or contribute to the production of, Confidential Information. The Participant’s employment creates a relationship of confidence and trust between the Company and the Participant with respect to the Confidential Information. These Restrictive Covenants are subject to the terms of the Restricted Stock Unit Award Agreement to which these Restrictive Covenants are attached; provided however, that in the event of any conflict between the Restricted Stock Unit Award Agreement and these Restrictive Covenants, these Restrictive Covenants shall control.

2.DEFINITIONS

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Aris Water Solutions, Inc. 2021 Equity Incentive Plan, as amended from time to time. For purposes of these Restrictive Covenants:

(a)“Business” means (a) the gathering, transportation, treatment and disposal of flow back and produced water from oil and gas wells, (b) the transportation and sale of water used in oil and gas exploration, completion and production operations and (c) any activity reasonably related to those described in clauses (a) or (b).

(b)“Company” means Aris Water Solutions, Inc. or any of its Affiliates.

(c)“Confidential Information” means confidential information of the Company and its Affiliates, which is defined as secrets, customer lists and credit records, employee data, sales representatives and their territories, mailing lists, consultant arrangements, pricing policies, unique or proprietary operational methods, marketing plans or strategies, product development techniques or plans, research and development programs or plans, business acquisition plans, new personnel acquisition plans, designs and design projects, any proprietary rights (unless previously publicly disclosed in a manner which would not and does not constitute a breach of these Restrictive Covenants or any relevant agreement) and any other research or business information of the Company which the Company treat as confidential (whether or not a trade secret under applicable law); provided, however, that Confidential Information shall not extend to (i) information now generally known or available to the public or which becomes known or available other than as a result of the breach of an agreement by the Participant or (ii) information known by or in the possession of the Participant prior to being disclosed by the Company and which was known or possessed by the Participant as a result of activities unrelated to the Participant’s services to the Company.

(d)“Market Area” means any state where the Company is engaged in, previously engaged in or has reasonably contemplated engaging in the Business as of the Participant’s

Termination of Employment.

(e)“Restricted Period” means the period beginning on the Grant Date (as defined in the Notice of Grant) and ending on the twelve (12) month anniversary of the Participant’s Termination of Employment.

3.NON-COMPETITION; NON-SOLICITATION

(a)During the Restricted Period, the Participant shall not, directly or indirectly (including as an employee, officer, director, owner, consultant, manager, or independent contractor), other than in connection with his employment by the Company, engage in the Business anywhere within the Market Area.

(b)During the Restricted Period, the Participant shall not, directly or indirectly, solicit, recruit or hire any person who is, or was during the Restricted Period, an employee of the Company; provided, however, that the foregoing provision shall not prohibit solicitations made by the Participant to the general public, including through a general public posting site or forum.

(c)During the Restricted Period, the Participant shall not, directly or indirectly, (i) solicit or encourage any client, customer, bona fide prospective client or customer, supplier, licensee, licensor, landlord or other business relation of the Company with whom the Participant had material personal dealings during the Restricted Period (each a “Business Contact”) to terminate or diminish its relationship with the Company; or (ii) seek to persuade any such Business Contact to conduct with anyone else any business or activity conducted or, to the Participant’s knowledge, under consideration by the Company during the Restricted Period that such Business Contact conducts or could conduct with the Company.

(d)Nothing contained in this Section 3 shall be construed to prevent the Participant from (i) investing in the equity of any competing entity listed on a national securities exchange or traded in the over-the-counter market, but only if the Participant is not involved directly or indirectly in the management of said entity and if the Participant and the Participant’s associates (as such term is defined in Regulation 14(A) promulgated under the Act), collectively, do not own more than an aggregate of 5% of the equity of such entity, or (ii) indirectly owning securities through ownership of shares of a registered investment company or mutual fund.

4.NON-DISPARAGEMENT

At all times during the Participant’s employment with the Company and its Affiliates and after the Participant’s Termination of Employment, the Participant agrees that the Participant shall not make any disparaging comments about the Company, the Affiliates of the Company or any of their respective members, managers or employees, which may tend to impugn or injure their respective reputation, goodwill, and relationships with their past, present and future customers, employees, vendors and with the business community generally; provided, however, that nothing in these Restrictive Covenants shall prohibit either party from providing accurate information to any court, governmental entity.

5.CONFIDENTIALITY.

The Participant agrees that, unless otherwise required by law or in the performance of the Participant’s duties to the Company and its Affiliates, the Participant will forever keep confidential all trade secrets and Confidential Information, and will not use such for the Participant’s own private benefit, or directly or indirectly for the benefit of others, and the Participant will not disclose Company trade secrets or other Confidential Information to any other person, directly or indirectly.

If the Participant is legally compelled (by subpoena, interrogatory, request for documents, investigative demand or similar process) to disclose Confidential Information, the Participant shall give the Company prompt, prior written notice so the Company can seek an appropriate remedy or waive compliance.  If legally compelled to disclose Confidential Information, the Participant shall furnish only that portion of the Confidential Information required on advice of legal counsel and shall exercise the Participant’s best efforts to obtain an order or assurance that any Confidential Information disclosed will be treated by all others in a confidential manner.

Notwithstanding the foregoing, in accordance with the Defend Trade Secrets Act of 2016, the Participant acknowledges that he or she will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, nothing in this Agreement shall limit the Participant’s ability to communicate with any government agency or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information to the extent that such limitation is a violation of law.

6.DISCLOSURE OF OBLIGATIONS

The Participant is hereby permitted and the Participant authorizes the Company to provide a copy of these Restrictive Covenants and any exhibits hereto to any of the Participant’s future employers, and to notify any such future employers of the Participant’s obligations and the Company’s rights hereunder, provided that neither party is under any obligation to do so.

7.ASSIGNMENT; INUREMENT

Neither these Restrictive Covenants nor any duties or obligations under these Restrictive Covenants may be assigned by the Participant. The Participant understands and agrees that the Company may freely assign Restrictive Covenants. This Agreement shall inure to the benefit of, and shall be binding upon, the permitted assigns, successors in interest, personal representatives, estates, heirs, and legatees of each of the parties hereto. Any assignment in violation of this Section 7 shall be null and void.

8.SURVIVORSHIP

The rights and obligations of the parties to these Restrictive Covenants will survive the Participant’s Termination of Employment.

9.ACKNOWLEDGMENT

THE PARTICIPANT ACKNOWLEDGES THAT, IN EXECUTING THE NOTICE OF GRANT TO WHICH THESE RESTRICTIVE COVENANTS ARE ATTACHED, THE PARTICIPANT HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND THE PARTICIPANT HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THESE RESTRICTIVE COVENANTS. THESE RESTRICTIVE COVENANTS SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.